Exhibit 99(a)

FINANCIAL MEASURES THAT SUPPLEMENT U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES MEASURES (NON-GAAP FINANCIAL MEASURES)

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered "non-GAAP financial measures" under U.S. Securities and Exchange Commission rules. Specifically, we have referred to:

	Industrial segment organic revenue growth
	Operating and non-operating pension costs
	Adjusted Corporate costs (operating)
	Operating earnings, operating EPS and Industrial operating earnings
	Industrial operating + Verticals earnings and EPS
	Industrial operating profit and operating profit margin (excluding Alstom)
	Industrial segment operating profit and operating profit margin (excluding Alstom)
	Industrial cash flows from operating activities (Industrial CFOA)
	Capital ending net investment (ENI), excluding liquidity

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow.

INDUSTRIAL SEGMENT ORGANIC REVENUE GROWTH

	Three months ended March 31
(Dollars in millions)	2016	2015	V%

Industrial segment revenues	25,869	24,362	6%
Less the effects of:
Acquisitions, business dispositions (other than dispositions of businesses acquired
for investment) and currency exchange rates	2,287	542
Industrial segment revenues excluding effects of acquisitions, business dispositions
(other than dispositions of businesses acquired for investment) and currency exchange
rates (Industrial segment organic revenues)	$23,582	$23,821	(1)%

Organic revenue growth measures revenue excluding the effects of acquisitions, business dispositions and currency exchange rates. We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and currency exchange, which activities are subject to volatility and can obscure underlying trends. We also believe that presenting organic revenue growth separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial businesses and companies. Management recognizes that the term "organic revenue growth" may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

OPERATING AND NON-OPERATING PENSION COSTS

	Three months ended March 31
(In millions)	2016	2015

Service cost for benefits earned	$315	$361
Prior service cost amortization	76	52
Curtailment loss	-	71
Operating pension costs	391	484

Expected return on plan assets	(834)	(825)
Interest cost on benefit obligations	734	695
Net actuarial loss amortization	612	825
Non-operating pension costs	512	695
Total principal pension plans costs	$903	$1,179

We have provided the operating and non-operating components of cost for our principal pension plans. Operating pension cost comprise the service cost of benefits earned, prior service cost amortization and curtailment loss for our principal pension plans. Non-operating pension cost comprise the expected return on plan assets, interest cost on benefit obligations and net actuarial loss amortization for our principal pension plans. We believe that the operating components of pension cost better reflects the ongoing service-related cost of providing pension benefits to our employees. We believe that the operating and non-operating components of cost for our principal pension plans, considered along with the corresponding GAAP measure, provide management and investors with additional information for comparison of our pension plan cost and operating results with the pension plan cost and operating results of other companies.

ADJUSTED CORPORATE COSTS (OPERATING)

	Three months ended March 31
(In millions)	2016	2015

Total Corporate Items and Eliminations	$(1,571)	$(1,691)
Less non-operating pension cost	(512)	(695)
Total Corporate costs (operating)	$(1,059)	$(996)
Less restructuring other charges against gains and settlement	(686)	(422)
Less gains (losses) on disposals	59	-
Adjusted total corporate costs (operating)	$(431)	$(574)

Operating corporate costs exclude non-service-related pension costs of our principal pension plans, which comprise interest costs, expected return on plan assets and amortization of actuarial gains/losses. Service cost, prior service cost and curtailment loss components of our principal pension plans are included in operating corporate costs. We believe that these components of pension cost better reflect the ongoing service-related costs of providing pension benefits to our employees. Accordingly, we believe that our measure of operating corporate costs provides management and investors with a useful measure of the operational costs incurred outside of our businesses. We believe that this measure, considered along with the corresponding GAAP measure, provides management and investors with additional information for comparison of our operating corporate costs to the operating corporate costs of other companies.

We also believe that adjusting operating corporate costs to exclude the effects of items that are not closely associated with ongoing corporate operations, such as earnings of previously divested businesses, gains and losses on disposed and held for sale businesses, and restructuring and other charges, provides management and investors with a meaningful measure that increases the period-to-period comparability of our ongoing corporate costs.

OPERATING EARNINGS (LOSS) AND EPS

	Three months ended March 31
(Dollars in millions; except per share amounts)	2016	2015	V%

Earnings (loss) from continuing operations attributable to GE common shareowners	$210	$(4,548)	F
Adjustment (net of tax): non-operating pension costs	333	452
Operating earnings (loss)	543	(4,096)	F
Less GE Capital earnings (loss) from continuing operations attributable to GE common shareowners	(893)	(5,721)
Operating earnings excluding GE Capital earnings from continuing operations attributable to GE common shareowners
(Industrial operating earnings)	$1,436	$1,625	(12)%

Earnings (loss) per share – diluted(a)
Continuing earnings (loss) per share	$0.02	$(0.45)	F
Adjustment (net of tax): non-operating pension costs	0.04	0.04	-%
Operating earnings (loss) per share	0.06	(0.41)	F
Operating earnings (loss) per share attributable to GE Capital (GE Capital operating EPS)	(0.10)	(0.57)	82%
Operating earnings per share attributable to Industrial (Industrial operating EPS)	$0.15	$0.16	(6)%

(a)	Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.

Operating earnings (loss) excludes non-service related pension costs of our principal pension plans comprising interest cost, expected return on plan assets and amortization of actuarial gains/losses. The service cost, prior service cost and curtailment loss components of our principal pension plans are included in operating earnings. We believe that these components of pension cost better reflect the ongoing service-related costs of providing pension benefits to our employees. As such, we believe that our measure of operating earnings (loss) provides management and investors with a useful measure of the operational results of our business. Other components of GAAP pension cost are mainly driven by capital allocation decisions and market performance, and we manage these separately from the operational performance of our businesses. Neither GAAP nor operating pension costs are necessarily indicative of the current or future cash flow requirements related to our pension plan. We also believe that this measure, considered along with the corresponding GAAP measure, provides management and investors with additional information for comparison of our operating results to the operating results of other companies.

We believe that presenting operating earnings and operating EPS separately for our industrial and financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

INDUSTRIAL OPERATING + VERTICALS EARNINGS AND EPS

	Three months ended March 31
(Dollars in millions; except per share amounts)	2016	2015	V%

GE Capital operating earnings (loss)	$(893)	$(5,721)	84%
Less: Verticals earnings(a)	496	346
GE Capital operating earnings less Verticals earnings	(1,389)	(6,067)	77%

Industrial operating earnings	$1,436	$1,625	(12)%
Verticals earnings(a)	496	346
Industrial operating earnings + Verticals earnings	$1,932	$1,971	(2)%

Earnings (loss) per share - diluted(b)
Industrial operating earnings-per-share	$0.15	$0.16	(6)%
Verticals earnings per share	0.05	0.03	67%
Industrial operating + Verticals earnings-per-share	$0.21	$0.20	5%

(a)
Verticals include businesses expected to be retained (GECAS, EFS, Industrial Finance, and run-off Insurance), including allocated corporate costs of $25 million and $58 million after tax in the three months ended March 31, 2016 and 2015, respectively.

(b)	Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.

As described above, Verticals represents the GE Capital businesses that we expect to retain. We believe that presenting Industrial operating + Verticals earnings-per-share amounts provides management and investors with a useful measure to evaluate the performance of the businesses we expect to retain after the disposition of most of our financial services business.

See below for a graphic presentation of the reconciliation between GAAP EPS from continuing operations to the Industrial operating + Verticals EPS.

INDUSTRIAL OPERATING + VERTICALS EARNINGS AND EPS(a)
	Industrial operating & Verticals $0.21 Non-operating pension & other Capital $(0.18)	Industrial operating & Verticals $0.20 Non-operating pension & other Capital $(0.65)
GAAP Continuing EPS	$0.02	$(0.45)

(a)	Earnings per share amounts are computed independently. As a result, the sum of per share amounts may not equal the total.

INDUSTRIAL OPERATING PROFIT AND OPERATING PROFIT MARGIN (EXCLUDING ALSTOM)

	Three months ended March 31
(Dollars in millions)	2016	2015

Revenues
Total industrial segment revenues	$25,869	$24,362

Corporate items and eliminations	(909)	(988)
Less: gains	59	-
Less: GE-GE Capital eliminations	(540)	(518)
Adjusted corporate items and eliminations(a)	(428)	(471)
Total Industrial operating revenues	25,440	23,892
Less Alstom revenues	2,813	-
Total Industrial operating revenues excluding Alstom(a)	$22,627	$23,892

Segment profit (loss)
Total industrial segment profit	$3,314	$3,560

Corporate items and eliminations	(1,571)	(1,691)
Less: gains	59	-
Less: restructuring and other charges	(686)	(422)
Less: non-operating pension costs (pre-tax)	(512)	(695)
Adjusted corporate items and eliminations(a)	(431)	(574)
Total Industrial operating profit	2,883	2,985
Less Alstom profit (loss)	(20)	-

Total Industrial operating profit excluding Alstom(a)	$2,904	$2,985
Total Industrial operating profit margin excluding Alstom	12.8%	12.5%
	.
(a)	Excludes gains and restructuring and non-operating pension costs (pre-tax).

We have presented our industrial segment operating profit and operating profit margin excluding restructuring, gains and GE-GE Capital eliminations as well as the results of Alstom power and grid. We believe that Industrial operating profit and operating profit margin adjusted for restructuring, gains and GE-GE Capital eliminations as well as the Alstom impacts are meaningful measures because they increase the comparability of period-to-period results.

INDUSTRIAL SEGMENT OPERATING PROFIT AND OPERATING PROFIT MARGIN (EXCLUDING ALSTOM)

	Three months ended March 31
(Dollars in millions)	2016	2015

Revenues
Total industrial segment revenues	$25,869	$24,362
Less: Alstom revenues	2,813	-
Total industrial segment operating revenues excluding Alstom	$23,056	$24,362

Segment profit (loss)
Total industrial segment operating profit	$3,314	$3,560
Total industrial segment operating profit margin	12.8%	14.6%

Less: Alstom profit (loss)	$(20)	$-
Total industrial segment operating profit excluding Alstom	$3,335	$3,560
Total industrial segment operating profit margin excluding Alstom	14.5%	14.6%
	.

We have presented our industrial segment operating profit and industrial segment operating profit margin excluding the results of Alstom power and grid. We believe that operating profit and operating profit margin adjusted for the Alstom impacts are meaningful measures because they increase the comparability of period-to-period results.

INDUSTRIAL CASH FLOWS FROM OPERATING ACTIVITIES (INDUSTRIAL CFOA)

	Three months ended March 31
(Dollars in millions)	2016	2015	V%

Cash from GE's operating activities (continuing operations), as reported	$7,856	$1,340	F
Less dividends from GE Capital	7,500	450	F
Cash from GE's operating activities (continuing operations),
excluding dividends from GE Capital (Industrial CFOA)	$356	$890	(60)%

We define "Industrial CFOA" as GE's cash from operating activities (continuing operations) less the amount of dividends received by GE from GE Capital. This includes the effects of intercompany transactions, including GE customer receivables sold to GE Capital; GE Capital services for trade receivables management and material procurement; buildings and equipment leased by GE from GE Capital; information technology (IT) and other services sold to GE Capital by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GE Capital from third-party producers for lease to others; and various investments, loans and allocations of GE corporate overhead costs. We believe that investors may find it useful to compare GE's operating cash flows without the effect of GE Capital dividends, since these dividends are not representative of the operating cash flows of our industrial businesses and can vary from period to period based upon the results of the financial services businesses. Management recognizes that this measure may not be comparable to cash flow results of companies, which contain both industrial and financial services businesses, but believes that this comparison is aided by the provision of additional information about the amounts of dividends paid by our financial services business and the separate presentation in our financial statements of the GE Capital cash flows. We believe that our measure of Industrial CFOA provides management and investors with a useful measure to compare the capacity of our industrial operations to generate operating cash flow with the operating cash flow of other non-financial businesses and companies and as such provides a useful measure to supplement the reported GAAP CFOA measure.

CAPITAL ENDING NET INVESTMENT (ENI), EXCLUDING LIQUIDITY

(In billions)	March 31, 2016	March 31, 2015(b)

Financial Services (GE Capital) total assets	$281.2	$476.5
Adjustment deferred income tax	4.3	-
GE Capital total assets	285.4	476.5
Less assets of discontinued operations	81.6	31.3
Less non-interest bearing liabilities	43.0	66.0
Capital ENI	160.8	379.2
Less liquidity(a)	79.7	76.4
Capital ENI, excluding liquidity	$81.1	$302.8
Discontinued operations, excluding liquidity	45.6	28.6
Total ENI (excluding liquidity) including discontinued operations	126.7	331.4

(a)	Liquidity includes cash and equivalents and $13.9 billion of high quality interest bearing deposits at March 31, 2016
(b)	As originally reported

We use ENI to measure the size of our Capital segment. We believe that this measure is a useful indicator of the capital (debt or equity) required to fund a business as it adjusts for non-interest bearing current liabilities generated in the normal course of business that do not require a capital outlay. We also believe that by excluding liquidity, we provide a meaningful measure of assets requiring capital to fund our Capital segment as a substantial amount of liquidity resulted from debt issuances to pre-fund future debt maturities and will not be used to fund additional assets. Liquidity consists of cash and equivalents and certain high quality interest bearing deposits. As a general matter, investments included in liquidity are expected to be highly liquid, giving us the ability to readily convert them to cash. Providing this measure will help investors measure how we are performing against our previously communicated goal to reduce the size of our financial services segment.